Exhibit 99.1

[PIONEER STANDARD LOGO]

FOR IMMEDIATE RELEASE

For more information contact:	Phyllis J. Proffer Vice President of Investor Relations 440/720-8905

Pioneer-Standard Announces Strategic Transformation

•	New singular focus on its $1.3 billion computer business

•	Signs a definitive agreement to sell its components distribution business to Arrow Electronics for approximately $285 million in cash

•	Proceeds will be used to reduce debt and fund growth in the computer business

•	Actions culminate comprehensive strategic review launched by new CEO in 2002

CLEVELAND, Ohio – January 14, 2003 – Pioneer-Standard Electronics, Inc. (Nasdaq: PIOS) today announced that, following a comprehensive long-term strategic review of its industries, market trends and future growth prospects, the Company has decided the best opportunities for future growth with the greatest returns reside with its computer business. As a result, Pioneer-Standard is divesting its components distribution business.

As announced in a joint news release issued earlier today, Pioneer-Standard has signed a definitive agreement to sell its electronic components distribution business to Arrow Electronics, Inc. (NYSE: ARW) for approximately $285 million in cash. The transaction is subject to customary closing conditions, including obtaining necessary government approvals, and is expected to be completed within the next several months. In the interim, Pioneer-Standard will work with Arrow to conclude plans related to personnel and facilities.

“This is the beginning of an exciting transformation of Pioneer-Standard,” said Arthur Rhein, president and chief executive officer. “We already are the best at providing the infrastructure to enable the adoption of new technology to meet the strategic business needs of solution providers and end users. We will now have the financial flexibility to be much larger.

“Since becoming CEO in April of 2002, I have worked with our senior management team and Board of Directors to analyze our businesses and how we could best achieve higher levels of more sustainable profitability,” Rhein added. “We determined that our computer business enjoyed a much stronger market position in a more stable industry with significant growth opportunities.

“Monetizing the value of our component distribution business will allow us to fund the continued growth of our computer systems business which serves diverse industries and markets through multiple channels,” Rhein said.

Pioneer-Standard’s Computer Systems Division is a leading distributor and one of the largest solution providers of enterprise computer products, computer system solutions and services by HP, IBM, Intel and Oracle as well as many other highly respected names in technology. The Computer Systems Division accounted for 56 percent, or $1.3 billion, of the Company’s consolidated sales for the fiscal year that ended March 31, 2002, and generated operating earnings of $47.8 million.

Sale of Industrial Electronics Division

Regarding the agreement to sell its Industrial Electronics Division to Arrow, Rhein said, “As a leading global distributor of electronic components, Arrow is an ideal buyer for this business. I want to personally thank the employees of our electronic components business for all their hard work and dedication in building a distribution business of great value and wish them every continued success with Arrow.”

Proceeds from the sale of the components business will increase Pioneer-Standard’s financial flexibility and will be used to reduce debt and fund growth of the computer systems business beginning in fiscal 2004. JP Morgan was the financial advisor to Pioneer-Standard for this transaction.

The Industrial Electronics Division is a broad-line distributor of semiconductors, interconnect, passive and electromechanical components, power supplies and embedded computer products. The Industrial Electronics Division accounted for 44 percent, or $1.0 billion, of the Company’s consolidated sales for the fiscal year ended March 31, 2002, and reported an operating loss of $3.6 million. The current annual sales run rate for the distribution business being sold is approximately $700 million.

Business Outlook for Pioneer-Standard

“We believe we can reach higher levels of more sustainable profitability and achieve a better return on invested capital as a computer systems company,” said Rhein. “For many years, we have been allocating our investments across three fields of endeavor: our components distribution business, our computer systems business and the technology shared by both; and our returns, although somewhat mixed, have been better in our computer systems business. We have the opportunity to improve our returns by focusing our investments on the computer systems business which has provided better, more stable returns and has excellent growth potential,” Rhein said.

“We are very excited about our future as a computer systems company, and have established goals that include growing sales at a rate better than the 8 to 10 percent compound annual growth rate forecasted for worldwide information technology spending,” Rhein continued. “We also want to grow earnings at a compound annual growth rate greater than sales, and maintain a debt-to-total-capital ratio in the range of 25 to 35 percent.”

Upon closing of the transaction, Pioneer-Standard will file an 8-K with the Securities and Exchange Commission, which will include pro forma statements reflecting the divestiture of the component distribution business. In the interim, the attached selected financial information should be read in conjunction with previously reported segment data.

Conference Call Information

A conference call to discuss today’s announcement is scheduled for 10:30 a.m. Eastern Time on Tuesday, January 14, 2003. Interested parties should dial 800-860-2442. In addition, the conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.pioneerstandard.com.

A taped replay of the conference call will be available beginning at 3 p.m. Eastern Time, Tuesday, January 14, 2003, until Midnight Eastern Time, Wednesday, January 22, 2003, and can be accessed by dialing 877-344-7529 or 412-858-1440 (account 686# for conference call 306328#).

Forward-looking Language

Portions of this release, particularly the statements made by management and those included in the Business Outlook section, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to important factors that could cause Pioneer-Standard’s actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Pioneer-Standard’s subsequent SEC filings.

About Pioneer-Standard Electronics, Inc.

Pioneer-Standard Electronics, Inc. is a broad-line distributor of electronic components and mid-range computer products. The Company reported revenues of $2.3 billion for the fiscal year ended March 31, 2002, which were nearly evenly split between the Industrial Electronics Division and the Computer Systems Division. A Fortune 1000 company headquartered in Cleveland, Ohio, Pioneer-Standard also serves international customers in Europe and Asia through its strategic partners: Taiwan-based World Peace Industrial Co. Ltd.; U.K.-based Eurodis Electron PLC; and Germany-based Magirus AG. Additional information about Pioneer-Standard can be found at www.pioneerstandard.com.

Pioneer-Standard Electronics, Inc.

Selected Segment Data
Computer Systems Division

(Dollars in thousands)

		NET	NET	COGS	INVENTORY	INVENTORY
		SALES ($)	COGS ($)	% of Sales	$	TURNS

Fiscal Year
2002	Q4	$285,548	$244,535	85.64%	$74,277	14.0

	Q3	$378,596	$332,147	87.73%	$78,108	17.5

	Q2	$303,964	$263,613	86.73%	$99,277	11.1

	Q1	$326,214	$283,349	86.86%	$106,946	10.9

2001	Q4	$355,369	$305,124	85.86%	$106,887	11.9

	Q3	$430,709	$378,854	87.96%	$133,932	11.6

	Q2	$327,656	$288,918	88.18%	$147,504	8.0

	Q1	$318,104	$280,735	88.25%	$159,674	7.2

2000	Q4	$315,503	$272,242	86.29%	$126,918	8.8

	Q3	$329,815	$283,021	85.81%	$131,475	8.8

	Q2	$295,278	$250,325	84.78%	$135,525	7.5

	Q1	$278,893	$235,469	84.43%	$121,880	8.0

Note:	This schedule is included to provide additional data on the historical performance of the “Computer Systems Division” segment and supplements the previously disclosed segment information as contained in the Company’s previously filed Forms 10K.

The information above is not intended to project the operating profitability of the Company on a go-forward basis. No allocations of expenses included in the previously reported “Corporate & Other” segment have been included in the schedule.